Exhibit 1.1

Steven Urbach	Chardan Capital Markets, LLC
Chief Executive Officer	17 State Street
Suite 1600
New York, NY 10004
Tel: 646 465 9003
Fax: 646 465 9091

October 13, 2016

STRICTLY CONFIDENTIAL

22nd Century Group, Inc.

9530 Main Street

Clarence, NY 14031

Attn: Henry Sicignano, III

Dear Henry:

This letter (the “Agreement”) constitutes the agreement between 22nd Century Group, Inc. (the “Company”) and Chardan Capital Markets, LLC (“Chardan”) that Chardan shall serve as the exclusive placement agent (the “Services”) for the Company, on a reasonable best efforts basis, in connection with the proposed offer and placement (the “Offering”) by the Company of securities of the Company with a market value of up to Eleven Million Five Hundred Thousand Dollars ($11,500,000) (the “Securities”). The terms of the Offering and the Securities shall be mutually agreed upon by the Company and the investors and nothing herein implies that Chardan would have the power or authority to bind the Company or that there is any obligation for the Company to issue any Securities or complete the Offering. The Company expressly acknowledges and agrees that the execution of this Agreement does not constitute a commitment by Chardan to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of Chardan with respect to securing any other financing on behalf of the Company.

A.        Fees and Expenses. In connection with the Services described above, the Company shall pay to Chardan the following compensation:

1.        Placement Agent’s Fee. The Company shall pay to Chardan a cash placement fee (the “Placement Agent’s Closing Fee”) equal to six percent (6%) of the aggregate purchase price paid by each purchaser (the “Purchaser” or “Purchasers”) of Securities (excluding any proceeds from the exercise of warrants) that are sold by the Company in the Offering. The Placement Agent’s Closing Fee shall be due and paid at the closing of the Offering (the “Closing”) from the gross proceeds of the Securities sold by the Company to the Purchasers (excluding any proceeds from the exercise of warrants).

2.         Future Offerings to Introduced Parties. Upon the Closing of the Offering, for a period of six (6) months from such Closing the Company agrees to pay Chardan a cash fee equal to six percent (6%) on all monies invested by a party that was introduced to the Company by Chardan in the Offering and all entities (and its affiliates) listed on Appendix A hereto (“Introduced Party”), for any and all future equity, equity-linked or debt (excluding commercial bank debt) of the Company that is sold to any Introduced Party by the Company during such six (6) month period. An investor shall be deemed to be an Introduced Party if (i) Chardan arranged a meeting with such investor (or any of its affiliates) as part of the Offering, which meeting with such investor was accepted by the Company, or (ii) Chardan arranged a conference call with such investor (or any of its affiliates) as part of the Offering, which conference call with such investor was accepted by the Company.

3.        Expenses. Intentionally Omitted.

B.        Term and Termination of Engagement. The term (the “Term”) of Chardan’s engagement for the Offering will begin on the date hereof and end on October 24, 2016. Notwithstanding anything to the contrary contained herein, the provisions concerning indemnification, contribution and the Company’s obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Agreement.

C.        Use of Information. The Company will furnish Chardan such publicly available written information as Chardan reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its Services hereunder, Chardan will use and rely entirely upon such information provided by the Company, as well as publicly available information regarding the Company, and Chardan does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to an Offering, including, without limitation, any financial information, forecasts or projections considered by Chardan in connection with the provision of its Services.

D.        Publicity. In the event of the consummation and subsequent public announcement of the Offering, Chardan shall have the right to disclose its participation in such Offering, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals.

E.        Securities Matters. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities (“blue sky”) laws. Chardan agrees to cooperate with counsel to the Company in that regard.

F.        Indemnity.

1.        In connection with the Company’s engagement of Chardan as placement agent in the Offering, the Company hereby agrees to indemnify and hold harmless Chardan and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Chardan, or (B) otherwise relate to or arise out of Chardan’s activities on the Company’s behalf under Chardan’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party; provided, however, that the Company will not be responsible for any Claim that is determined to have resulted from the gross negligence, willful misconduct or failure to act when there was a duty or responsibility to act by Chardan or any of the Indemnified Persons. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Chardan except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence, willful misconduct or failure to act when there was a duty or responsibility to act by any such Indemnified Person.

2.        The Company further agrees that it will not, without the prior written consent of Chardan, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3.        Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only in the event such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects, the Company will assume the defense of such Claim, including the employment of counsel and the payment of the fees and expenses of such counsel. In the event, however, that outside legal counsel to such Indemnified Person reasonably determines that having common counsel would present such common counsel with a conflict of interest, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. If the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim for any reason other than an Indemnified Person failed to give timely notice of the Claim to the Company or the Claim is not covered by the indemnification obligations of the Company as described herein, then in such event the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof; provided, however, that no Indemnified Person nor his/her/its counsel shall have any right to consent to, compromise or settle any Claim unless such consent, compromise or settlement includes an unconditional, irrevocable release of the Company and all of its affiliates from any and all liability arising out of such Claim. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4.        The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then the Company shall not have any indemnification obligation hereunder.

5.        The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be effective whether or not the Company is at fault in any way and (b) shall not be effective in the event the Company is excused from its indemnification obligations as provided in this Section F.

G.        Limitation of Engagement to the Company. The Company acknowledges that Chardan has been retained only by the Company, that Chardan is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Chardan is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Chardan or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents. Unless otherwise expressly agreed in writing by Chardan, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Chardan, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Chardan to the Company in connection with Chardan’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Chardan shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Chardan.

H.        Limitation of Chardan’s Liability to the Company. Chardan and the Company further agree that neither Chardan nor any of its affiliates or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Chardan and that are determined to have resulted solely from the gross negligence, willful misconduct or failure to act when there was a duty or responsibility to act by Chardan or any of the Indemnified Persons.

I.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Chardan and the Company.

J.        Notices. All notices hereunder will be in writing and sent by hand delivery, overnight delivery or fax, if sent to Chardan, to the address set forth on the first page hereof, fax number 646-465-9091, Attention: Jonathan Schechter, and if sent to the Company, to the address on the first page hereof, fax number 716-877-3064, Attention: Henry Sicignano III. Notices sent by hand delivery or overnight delivery shall be deemed received on the earlier of the date of the relevant written record of receipt or the next business day following the giving of such notice to the hand delivery or overnight delivery person or entity, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

K.        Miscellaneous. The Company represents that it is free to enter into this Agreement and the transactions contemplated hereby, that it will act in good faith, and that it will not hinder Chardan’s efforts hereunder. This Agreement shall not be modified or amended except in writing signed by Chardan and the Company. This Agreement shall be binding upon and inure to the benefit of Chardan and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of Chardan and the Company, and supersedes any prior agreements, with respect to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In acknowledgment that the foregoing correctly sets forth the understanding reached by Chardan and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

By	/s/ Steven Urbach
Name: Steven Urbach
Title: Chief Executive Officer

Accepted and Agreed:

22nd CENTURY GROUP, INC.

By	/s/ Henry Sicignano, III
Name: Henry Sicignano, III
Title: President and Chief Executive Officer

[Signature Page to XXII Engagement Agreement]

APPENDIX A

Downsview/Cranshire/Intracoastal Capital

heights

Hudson bay

LH/Alpha capital

Iroquois

first new York

crede/terren Peizer

wolverine

anson

ramius/cowen

rockmore

kingsbrook

aigh

empery

ubs o’connor

sabby

awm/special sit

barry honig/GQR consulting

Mike brausser

HighTree/Feldman family office/L1 Capital Global

Pinz Capital/Miller Family Office

midsummer

Brio capital

Gemini

Diker

Invicta

Southshore Capital

Fidelity

Wellington

Johnny Williams